Exhibit 99.1

NEWS RELEASE

Editorial Contact:	Investor Contact:
Molly Mulloy	David H. Allen
Atheros Communications	Atheros Communications
408-830-5850	408-830-5762
molly.mulloy@atheros.com	david.allen@atheros.com

Atheros Communications’ Stockholders Approve Merger Agreement with Qualcomm

SAN JOSE, Calif. — March 18, 2011 — Atheros Communications, Inc. (NASDAQ: ATHR), a global leader in innovative technologies for wireless and wired communications, announced today that at a special meeting of Atheros stockholders held on March 18, 2011, its stockholders approved the adoption of the merger agreement among Atheros, Qualcomm Incorporated and T Merger Sub, Inc., pursuant to which Atheros would be acquired by Qualcomm for $45.00 per share in cash.

Of the 73,023,627 shares of Atheros common stock outstanding as of the record date for the special meeting, 54,678,881 shares, or approximately 74.9% of Atheros’ outstanding common stock, were represented at the special meeting in person or by proxy. An aggregate of 54,510,618 shares, or approximately 74.6% of Atheros’ outstanding common stock, were voted in favor of the adoption of the merger agreement.

The completion of the merger remains subject to the satisfaction of certain closing conditions, including the receipt of foreign regulatory approvals, and Atheros and Qualcomm continue to expect that the merger will close in the first half of 2011.

About Atheros

Atheros Communications delivers innovative technologies for wireless and wired communications. Its mission is to invent technologies that connect and empower people in ways that are elegant and accessible to all. Building upon its broad expertise in RF and mixed signal semiconductor design, Atheros’ portfolio includes a wide variety of connectivity solutions that are used by many of the world’s leading networking equipment, computing and consumer device manufacturers. Headquartered in San Jose, California, Atheros has a significant and growing presence in Asia and Europe to serve its global customer base. For more information, visit www.atheros.com.

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This press release contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are based on Atheros’ current expectations, assumptions, beliefs, estimates and projections about our company. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “should” and similar expressions. Factors that may affect those forward-looking statements include, among other things: uncertainties as to the timing of the closing of the acquisition; the possibility that various closing conditions for the acquisition may not be satisfied or waived; the outcome of any legal proceedings challenging the proposed merger; general economic and business conditions; and other factors. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. Atheros assumes no obligation to update the information in this press release in light of new information or future events, except as required by law.